EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-97183, No. 333-106317, No. 333-125124, No. 333-172784, and No. 333-194886) and Form S-3 (No. 333-181838 and No. 333-203404) of The Navigators Group, Inc. of our report dated February 17, 2017, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years ended December 31, 2016, 2015, and 2014, and financial statement schedules I to VI, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear herein.

/s/ KPMG LLP

New York, New York

February 17, 2017